Exhibit 10.1

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (this “Agreement”) is made and entered into as of May 14, 2008, by and between Papa John’s International, Inc. (the “Company”) and John H. Schnatter (the “Licensor”), and amends, restates and supersedes in its entirety that certain Exclusive License Agreement between the Company and Licensor dated August 9, 2007 (the “Effective Date”).

                WHEREAS, the Company is a corporation that either directly, or by and through its subsidiaries, operates and franchises businesses principally involving pizza, and other related items, including goods and services, branded under the “PAPA JOHN’S” brand in the United States and internationally and restaurants under the brand “PAPA JOHN’S” in the United States and internationally;

                WHEREAS, the Company advertises and promotes its products and services through various means, including, without limitation, print, packaging, radio, television, internet, as well as other means and methods of advertising and marketing distributed on local, national and international bases;

                WHEREAS, Licensor, a natural person, residing in Louisville, Kentucky, is the founder and Chairman of the Board of Directors of the Company;

                WHEREAS, since the Company’s inception, Licensor has allowed the Company to use Licensor’s name, image, likeness, photographs, voice, signature, biography, public appearances, speeches, interviews and other similar methods and forms related to the image of Licensor to promote its products and services pursuant to prior practice and past oral agreements granting the Company the right to do so;

                WHEREAS, pursuant to the terms and conditions of this Agreement, Licensor desires to acknowledge certain past practices and to grant certain rights to the Company, and Company desires to receive from Licensor, certain rights as set forth herein.

                NOW, THEREFORE, in consideration of the foregoing and the premises, representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1:  Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement:

1.1                                 “Licensed Rights” means all aspects of the identity of Licensor, including but not limited to his name, image, likeness, photographs, signature, voice, biography, public appearances, speeches and interviews, rights of publicity connected to goods and services of the Company, and registered and unregistered copyrights to media in which the Licensor’s identity is fixed, which media pertains to the goods or services of the Company, and including rights Licensor has in the non-trademark elements of the Papa John Persona.

1.2                                 “Brand” means the Company’s U.S. and foreign registered and unregistered trademarks, service marks, logos, designs, symbols, images or characters existing on the Effective Date and reasonable derivatives thereof, including any of the foregoing that comprise or incorporate the words “PAPA JOHN’S” and the Company’s goodwill associated with those marks.

1.3                                 “Field of Use” means the Company’s current and future operation, and franchising, of pizza delivery and carry-out businesses and restaurants under the Brand, including sales of related goods and services under the Brand, in the United States and internationally.

1.4                                 “Affiliates” means with respect to a specified person or entity, any other person or entity who or which is directly or indirectly controlling, controlled by or under common control with the specified person and any franchisee of the Company.  For the purposes of the preceding sentence, “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise.  In the case of a corporation, “control” shall mean the direct or indirect ownership of more than fifty percent of the outstanding voting stock.

1.5                                 “Papa John Persona” means the character of “Papa John” as depicted in the sales, marketing, advertising and other public statements of the Company, including the name, image, likeness, photographs, voice, signature, biography, public appearances, speeches, and interviews of Licensor, in each case as used in connection with the Brand before and after the date hereof.  Subject to section 2.3, the Papa John Persona expressly excludes the Licensor’s rights of publicity (including but not limited to his image, likeness, photographs, voice, signature, biography, public appearances, speeches, and interviews of Licensor) when not used in connection with the Brand and used outside of the Field of Use.

1.6                                 “Designated Representative” means any individual designated by Licensor, pursuant to delivery of written notice by Licensor to the Company, to serve as the designated representative for Licensor in administering the terms of this Agreement after the death of Licensor.

Section 2:  Grant of License.

2.1                                 Grant of License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company an exclusive, royalty-free, worldwide license to create and to have created media incorporating the Licensed Rights in the Field of Use and to use the Licensed Rights in the Field of Use, including but not limited to the right to re-use, publish, and re-publish, and otherwise reproduce, broadcast, distribute, and exploit any video or sound recordings, photographs, drawings, sketches, images, illustrations or other materials incorporating any of the Licensed Rights and to exploit the same in any and all media worldwide, by any means or devices now known or hereinafter devised or created; provided, however, that said license grant shall not extend to any use of the Licensed Rights that does, or would in the reasonable judgment of Licensor during his lifetime or his Designated Representative after his death, lead to disparagement, ridicule or disrepute of Licensor; provided further, that upon learning of such use, Licensor or the Designated Representative, as the case may be, provides timely notice of such use to the Company, which notice shall describe in reasonable detail the nature of the use that gives rise to the notice.

2.2                                 Right to Sublicense.  Licensor further hereby grants to the Company the right to sublicense the rights granted herein to Affiliates of the Company so long as they remain Affiliates; provided, that any such sublicenses shall terminate automatically upon termination of the license granted in this Section 2.

2.3                                 Reservation of Rights.  Nothing in this Agreement shall be construed to grant Licensor a right to use the Company’s trademarks or service marks, including, but not limited to, trademarks or service marks that incorporate the words “Papa John” or the trademarks or service marks that incorporate the Papa John Persona.  Licensee covenants and agrees that Licensor is the sole owner of the Licensed Rights.  For the avoidance of doubt, nothing in this Agreement shall prevent or limit Licensor from using the Licensed Rights outside of the Field of Use.  Notwithstanding the foregoing sentence, Licensor covenants and agrees that, during the term of this Agreement, he will make no use of the Licensed Rights outside the Field of Use for the purpose of materially and adversely affecting or disparaging the Brand or the Papa John Persona.

Section 3:  Additional Rights and Obligations

3.1                                 Use of the Licensed Rights.  The Company may use the Licensed Rights solely to advertise, promote or market the Brand and its related products and services and in public relations, sales and other activities related to the operation of the Company’s business as currently operated, or as it may in the future operate, provided that such use of the Licensed Rights does not lead to the disparagement, ridicule or disrepute of Licensor during his lifetime or after his death.

3.2                                 Licensor Services.  As may be mutually agreed from time to time by Licensor and the Company and as described in and pursuant to that certain Agreement for Service as Founder (the “Founder’s Agreement”), dated of even date herewith between the parties hereto, Licensor agrees to participate in commercials and other high profile public relations events, including but not limited to making himself reasonably available and otherwise reasonably cooperating with the Company for purposes of producing appropriate photographs, film, recordings, video footage and any other such depictions of Licensor for use by the Company, and Licensor’s services in this regard shall be deemed services provided by Licensor as an advisor to the Company.

3.3                                 Trademark and Service Mark Use and Registration Rights.  The Licensor hereby acknowledges that the Company has owned and will continue to own all right, title and interest in and to all U.S. and foreign registered and unregistered trademarks, service marks, logos, designs, symbols, images or characters used by the Company, including but not limited to, any of the foregoing incorporating the words “Papa John” and any of the foregoing incorporating the Papa John Persona.  The Licensor further acknowledges that the Company has had and shall continue to have the sole and exclusive right to file for and obtain state, federal and foreign registrations in such marks.

3.4                                 Additional Registration Rights.  The Licensor further acknowledges that the Company has the right to continue to register new marks based upon the words “Papa John” or the Papa John Persona (“Derived Marks”), so long as such newly Derived Marks are substantially consistent with the image, look and goodwill of the Papa John Persona as of the date of this Agreement.  The Company shall give the Licensor (or his Designated Representative) at least ten (10) days’ advance written notice of its intent to register any such Derived Marks that incorporates Licensor’s name (but not “John” or “Papa John”), image, likeness, photograph, portrait or signature, and Licensor shall notify the Company of his approval or disapproval in the form attached as Exhibit A hereto within ten (10) days.  For avoidance of doubt, the Company shall have no right to register any Derived Mark that incorporates Licensor’s name (but not “John” or “Papa John”), image, likeness, photograph, portrait or signature without Licensor’s specific approval.

3.5                                 Protection of the Papa John Persona and Derived Marks.  The Licensor further acknowledges that subject to the Company’s reasonable business judgment, the Company, at its expense, may file appropriate registrations in its own name or in the name of a Company subsidiary of any Derived Marks so as to preserve the goodwill thereof, may prosecute and defend such registrations and all common law rights in the Derived Marks consistent with good commercial practices and may use all reasonable commercial efforts to defend and otherwise protect the Derived Marks.  The parties further acknowledge that neither has any infringement claim against the other relating to the use of the Papa John Persona as of the Effective Date.  Licensor acknowledges and agrees that all materials in written or other tangible form created or developed by Licensor in the course of performing services as an employee for the Company are “works for hire” as that doctrine is set forth in the U.S. Copyright Statutes, 17 U.S.C. sections 101 and 201(b), and are the exclusive property of the Company.

3.6                                 Representation and Warranty.  The Company hereby represents and warrants that it has the power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby, and Licensor hereby represents and warrants to the Company that he has the power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby.

Section 4:  Consideration

4.1                                 The Company and Licensor acknowledge and agree that consideration for the license and rights granted or acknowledged herein shall be deemed to exist as a result of the terms of payments provided in Section 3 of the Founder’s Agreement that are made during the first fifteen (15) years thereunder; provided that in the event that the Founder’s Agreement is no longer in effect, the Company hereby agrees to grant stock options to Assignor on the terms described in Section 2 of the Founder’s Agreement, for the year in which the termination of the Founder’s Agreement became effective (to the extent such options had not previously been granted by the Company) and for each year thereafter up and until the year in which the fifteenth anniversary of the Effective Date occurs.  Except as provided in Section 5.5, the Company shall grant stock options to Licensor as provided in this Section 4.1 regardless of whether the Company is using the Licensed Rights and regardless of whether the Founder’s Agreement is in effect.  For the avoidance of doubt, (i) in the event that the stock options granted in accordance with this Section 4.1 have been granted under a Company plan that provides for such grants to, inter alia, consultants to, or advisors of, the Company, and any of this Agreement, the Founder’s Agreement or that certain Agreement for Service as Chairman (the “Chairman’s Agreement”) of even date herewith between Founder and the Company, is in effect, or

Licensor is otherwise serving as a consultant or advisor to the Company, for purposes of the applicable stock option plan and agreement related to such stock options granted hereunder, the Licensor shall be deemed to be providing services as a “consultant” or “advisor” to the Company; and (ii) in the event that the stock options granted in accordance with this Section 4.1 have been granted under a Company plan that provides for such grants only to non-employee directors, for purposes of the applicable stock option plan and agreement related to such stock options granted hereunder, the Licensor shall be deemed a non-employee director for so long as he is serving in such capacity on the Company’s board of directors.

Section 5:  Term and Termination

5.1                                 Term.  The term of this Agreement shall commence on the Effective Date and continue thereafter until the date fifty (50) years after Licensor’s death, unless terminated earlier in accordance with the terms of this Section 5.

5.2                                 Termination by the Company.  The Company may at any time terminate this Agreement by providing Licensor advance written notice of its decision to cease its use of the Licensed Rights.  Such notice, once given, shall be irrevocable.

5.3                                 Termination by Licensor.

5.3.1.       Licensor, or his Designated Representative, as the case may be, may at any time terminate this Agreement by providing the Company with ninety (90) days advance written notice.  Termination under this section will be effective on the ninetieth (90th) day following provision of such notice.

5.3.2.       In the event that the Company ceases any and all public use of the Licensed Rights for a period of six consecutive months, Licensor may provide written notice to the Company of such cessation of use and of Licensor’s intent to terminate the Agreement in accordance with the terms of this Section 5.3.2.  Upon receipt of such notice, the Company may, within thirty (30) days thereafter, either (i) provide documentation to Licensor to demonstrate that the Company has made use of such Licensed Rights within the preceding six months, or (ii) if the Company has not made any use of the Licensed Rights within the preceding six months, but intends to continue using the Licensed Rights, the Company shall provide written notice to Licensor of the Company’s intent to continue using such Licensed Rights and shall resume use of the Licensed Rights within thirty (30) days thereafter.  If the Company (i) fails to respond in accordance with the preceding sentence, or (ii) elects not to continue using the Licensed Rights, or (iii) fails to resume use of the Licensed Rights within the time period specified in the preceding sentence, then Licensor may terminate this Agreement immediately upon written notice to the Company.

5.4                                 Termination for Material Breach.

5.4.1        In the event the Company shall have breached any covenant, agreement, representation or warranty herein in any material respect, and shall not have cured such breach within ten days after receipt by the Company of notice from Licensor of such breach, Licensor may immediately terminate this Agreement by providing written notice to the Company.

5.4.2        In the event the Licensor shall have breached any covenant, agreement, representation or warranty herein in any material respect, and shall not have cured such breach within ten days after receipt by the Licensor of notice from the Company of such breach, the Company may immediately terminate this Agreement by providing written notice to the Licensor.

5.5                                 Effect of Termination.  Upon termination, the Company shall immediately cease and desist making any new use of the Licensed Rights, however, the Company shall be permitted to continue to use the Licensed Rights in and to the Papa John Persona as the Papa John Persona was used by the Company prior to the date of such termination, for a period of (i) thirty-six (36) months immediately following such termination with respect to uses internal to the Company, such as training manuals and videos, and (ii) twelve (12) months immediately following such termination with respect to external uses, such as advertisements, including but not limited to, the right during such respective period to continue using any media incorporating the Papa John Persona used before the date of such termination in connection with such respective use, and after such periods the Company shall cease using the Licensed Rights.  Termination under Section 5.2, 5.3.2 or 5.4.1 shall not relieve the Company of its obligations under Section 4.1; provided that in the event (i) the stock options to be granted under Section 4.1 are to be granted under a Company plan that provides for such grants to, inter alia, consultants to, or advisors of, the Company, and either the Founder’s Agreement or the Chairman’s Agreement is not in effect, and Licensor is not otherwise serving as a consultant or an advisor to the Company, or (ii) the stock options to be granted under Section 4.1 are to be granted under a Company plan that provides for such grants only to non-employee directors, and Licensor is no longer serving as a non-employee director of the Company, for the remaining period, if any, under Section 4.1, the Company shall pay Licensor each year an amount in cash equal to the aggregate value of stock options that were to have been granted under Section 2 of the Founders Agreement.  Termination under Section 5.3.1 or 5.4.2 shall relieve the Company of its obligations under Section 4.1 effective on the effective date of termination by Licensor.

Section 6:  Miscellaneous

6.1                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Kentucky and the laws of the United States.  No conflicts of law or similar rule or law that might refer the governance and construction of this Agreement to the laws of another state, republic or country shall be considered.

6.2                                 Dispute Resolution.

6.2.1        The Company and Licensor agree that in the event of a dispute concerning or relating to this Agreement, such dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect (“AAA Rules”).  The arbitration will be conducted before a panel of three (3) arbitrators in Louisville, Kentucky (or such other place as the parties may agree).  Each party shall designate one (1) arbitrator to serve on the arbitration panel, and the two designed arbitrators shall then jointly select the remaining third arbitrator.  The panel shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the panel deems appropriate.  The panel shall also have discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action under this provision.  Except as set forth in Sections 6.2.2 and 6.7, the Company and Licensor agree that the arbitration procedure provided for in this section will be the exclusive avenue for redress of any disputes relating to or arising from this Agreement, and that the award of the panel will be final and binding upon both parties.  Each of the parties hereto consents to the application of AAA Rules and waives any objection as to venue or jurisdiction.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

6.2.2        Notwithstanding anything in the foregoing Section 6.2.1 to the contrary, the Company and the Licensor agree that before instituting arbitration proceedings under the AAA Rules, the aggrieved party must submit the claim or dispute to non-binding mediation.  Mediation shall be before a panel of three (3) mediators in Louisville, Kentucky (or such other place as the parties may agree).  Each party shall designate one (1) mediator to serve on the mediation panel, and the two designed mediators shall then jointly select the remaining third mediator.  The costs of such mediation shall be shared equally by the Company and the Licensor.

6.2.3        For any proceeding under this Section 6, each of the parties further agrees that all dispute resolution proceedings, including, but not limited to, all discussions, proceedings, submissions, settlements or other dispositions relating to any such dispute, shall be considered confidential, shall be held in strict confidence by the parties, and shall not be disclosed to any third party without the prior written consent of the other party, except as required by applicable law.  Neither party shall issue any press releases or make any public statements relating to any pending or resolved dispute resolution proceedings without the prior written consent of the other party, except as required by applicable law.

6.3                                 Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable, and this Agreement shall otherwise continue in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.4                                 Assignments; Binding Effect.  The Company may assign this Agreement to any entity to which the Company also assigns its trademarks and service marks (including Derived Marks) used in promoting the Brand and the Company’s rights in the Papa Johns Persona, including any entity which acquires all or substantially all of the Company’s assets.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and permitted assigns.  This Agreement shall be binding upon and inure to the benefit of the Licensor and his heirs, administrator(s), executor(s) and personal representatives, but the obligations undertaken under section 3.2 by the Licensor shall not and may not be transferred or assigned and any purported transfer or assignment thereof shall be null and void ab initio.

6.5                                 Entire Agreement; Modifications.  This Agreement and the Founder’s Agreement contain the entire agreement and understanding of the parties with respect to the subject matter hereof, supersede any prior agreements and understandings with respect thereto, and cannot be modified, amended or waived, in whole or in part, except in writing signed by the party to be charged.  Any such purported modification, amendment or waiver shall be null and void absent such writing.  Notwithstanding the foregoing, nothing herein is intended to effect nor shall be interpreted as affecting the terms and conditions of the Screen Actors Guild and/or other union agreements to which Licensor and the Company may become parties to in relation to the performance by Licensor of commercials for the Company, including Licensor’s entitlement to payment for such performances as provided in such agreements.

6.6                                 Waivers.  A discharge of the terms of this Agreement shall not be deemed valid unless by full performance by the parties or unless corroborated by a writing signed by the parties.  A waiver of any provision or condition provided for in this Agreement shall not be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  The parties covenant and agree that if a party fails or neglects for any reason to take advantage of any of the terms, remedies or rights provided for in this Agreement or under applicable law, such failure or neglect shall not be deemed a waiver of any such terms, remedies or rights subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or the requirement for performance or observance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a party except in a writing signed by such party.

6.7                                 Remedies and Enforcement.  If there should occur any breach or threatened breach by the Company of any of the covenants, restrictions or requirements set forth in this Agreement, the Company acknowledges and agrees that Licensor’s remedies at law are or may be inadequate to redress the same and Licensor shall be entitled to seek an injunction, restraining order, specific enforcement or other equitable relief in regard thereto, notwithstanding the provisions of Section 6.2 above.

6.8                                 Notices.  All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand, mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier as follows:

(a)	If to Licensor:
John H. Schnatter
11411 Park Road
Louisville, KY 40223

with copies to:
Lance Tucker
11411 Park Road
Louisville, KY 40223

and

Randall M. Walters
Jones Day
325 John H. McConnell Blvd.
Columbus, OH 43215

(b)	If to the Company:
Papa John’s International, Inc.
2002 Papa John’s Boulevard
Louisville, KY 40299

with a copy to:
General Counsel
P.O. Box 99900
Louisville, KY 40269-0900

6.9                                 Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY PROCEEDING OR LITIGATION WITH RESPECT TO THIS AGREEMENT OR ITS TERMINATION.

6.10                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same agreement.

6.11                           Headings.  Section headings contained in this Agreement are for reference only and shall not be considered or used in construing the meaning of the terms thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

JOHN H. SCHNATTER:

By:	/s/ John H. Schnatter
John H. Schnatter
Licensor

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ J. David Flanery
Name:	J. David Flanery
Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT A

IN THE UNITED STATES PATENT AND TRADEMARK OFFICE

Applicant	:	PAPA JOHNS INTERNATIONAL, INC.	)
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Serial No.	:		)
			)	Examining
Filed	:		)	Attorney:
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Mark	:		)
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Class	:		)
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)

CONSENT PURSUANT TO 15 U.S.C. §1052(C)

The undersigned, John H. Schnatter, is the “particular living individual” identified by the Mark sought to be registered by the applicant.  The undersigned has had adequate opportunity to review the application, and by this writing, consents to the mark (in the form attached hereto) being registered on the principal register of the United States Patent and Trademark Office, such mark to be registered in the name of Papa John’s International, Inc.

Executed on:
By
John H. Schnatter